Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

Terminix Reports First-Quarter 2021 Revenue Growth of Three Percent,

Net Income Growth of 92 Percent and Adjusted EBITDA Growth of 50 Percent

•	Delivered net income of $27 million with a margin of 5.7%, up 260 basis points
•	Achieved Adjusted EBITDA of $90 million with a margin of 19.0%, up 590 basis points
•	Repurchased 3.5 million shares at an average price of $48.12 per share for $169 million
•	Raised Full-Year 2021 Adjusted EBITDA outlook to between $380 and $390 million

MEMPHIS, TENN. — May 6, 2021 —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of essential termite and pest management services to residential and commercial customers, today announced unaudited first-quarter 2021 results.

For the first quarter of 2021, the Company reported a year-over-year revenue increase of three percent to $471 million. Net income increased year-over-year by $13 million, or 92 percent, to $27 million, or $0.20 per share. Adjusted EBITDA(1) for the quarter increased year-over-year by $30 million, or 50 percent, to $90 million, and Adjusted Net Income(2) increased by $28 million to $40 million, or $0.30 per share.

“Solid revenue growth across our major service lines and continued improvements in profitability highlighted a strong start to 2021,” said Terminix CEO Brett Ponton. “Improvements in customer retention, pricing realization and strong unit growth in our termite business were key to the strong revenue performance. Margin expansion was driven by profitable revenue growth, improved direct cost productivity, as well as benefits from initiatives to simplify our back-office structure as a more focused pest management company.”

“Looking ahead, we are excited about the launch of the Terminix Way initiative and the roll-out of our customer experience platform, or CXP,” Ponton continued. “The Terminix Way initiative will enhance standard operating procedures, develop robust training curriculums, and more clearly define career paths for our teammates, while CXP will improve our marketing capabilities and service delivery through an easy-to-use, best-in-class operating system. We remain focused on driving growth and profitability while launching these platforms that will enhance the teammate experience and improve our customer acquisition and retention capabilities. Our work over the course of this year to develop these platforms will lay the foundation needed to drive greater consistency across the business and position us to become the preferred pest management provider in the eyes of our customers, our teammates and the communities we serve.”

Consolidated Performance

	Three Months Ended March 31,
$ millions	2021	2020	B/(W)
Revenue	$471	$456	$16
YoY growth			3%
Gross Margin	202	177	25
% of revenue	42.8%	38.8%	4.0	pts
SG&A	137	140	(4)
% of revenue	(29.0)%	(30.8)%	1.8	pts
Income (Loss) from Continuing Operations before Income Taxes	37	(1)	38
% of revenue	7.8%	(0.2)%	8.0	pts
Net Income	27	14	13
% of revenue	5.7%	3.1%	2.6	pts
Adjusted Net Income(2)	40	11	28
% of revenue	8.4%	2.5%	5.9	pts
Adjusted EBITDA(1)	90	60	30
% of revenue	19.0%	13.1%	5.9	pts
Net Cash Provided from Operating Activities from Continuing Operations	75	55	20
Free Cash Flow(3)	69	45	23

Reconciliations of net income to Adjusted Net Income and Adjusted EBITDA, as well as a reconciliation of Net Cash Provided from Operating Activities from Continuing Operations to Free Cash Flow, are set forth below in this press release.

First-Quarter Performance

Revenue

	Three Months Ended
	March 31,
(In millions)	2021	2020	Growth		Organic		Acquired
Residential Pest Management	$166	$159	$7	5%	$6	4%	$1	—%
Commercial Pest Management	129	124	4	3%	3	3%	1	1%
Termite and Home Services	162	155	7	4%	7	4%	—	—%
Sales of Products and Other	15	18	(3)	(16)%	(3)	(16)%	—	—%
Total revenue	$471	$456	$16	3%	$14	3%	$2	—%

Revenue increased three percent over the prior year, including approximately half of a percent from favorable foreign currency fluctuations. Residential pest management organic revenue growth(5) was driven by an improvement in customer retention and improved price realization, offset, in part, by the year-over-year impact of lower summer sales in 2020 due to COVID-19. Commercial pest management organic revenue growth of three percent was driven primarily by double-digit international growth. Foreign currency fluctuations contributed approximately $3 million, or two percent, of the commercial pest management organic revenue growth. Termite and Home Services revenue increased four percent organically. Termite completions increased 11 percent, driven by sales of our monthly pay tiered termite product, and home services increased 14 percent, primarily as a result of improved cross selling to existing customers. Termite renewals decreased two percent, primarily due to an approximately $5 million impact from the change in the timing of revenue recognition in our monthly subscription-based termite offering. Sales of products and other declined 16 percent, driven by tighter inventory management by larger distributors and longer transit times on shipment of products to customers in response to COVID-19.

Adjusted EBITDA

Adjusted EBITDA was $90 million for the first quarter, a year-over-year increase of $30 million. The impact on Adjusted EBITDA from higher revenue was $7 million. Direct costs, including labor, materials and fleet costs, were $12 million lower year-over-year. Back-office simplification contributed $3 million, while travel expenses were $4 million lower. Additionally, $4 million in insurance reserve adjustment benefits were the result of lower workers’ compensation, auto and general liability claims year-over-year. These gains were partially offset by higher termite damage claims expense, up $2 million year-over-year, primarily driven by higher cost per non-litigated claim due to inflationary pressures on building materials and contractor costs.

Liquidity and Free Cash Flow

The Company ended the first quarter with $484 million in available cash and access to $378 million under its revolving credit facility for total liquidity of $862 million. The Company purchased 3,514,693 shares in the quarter at an average price of $48.12 per share totaling $169 million. The Company completed four tuck-in acquisitions in the quarter for $22 million. Year-to-date free cash flow was $69 million, with a free cash flow to Adjusted EBITDA conversion rate(4) of 77 percent.

Full-Year 2021 Outlook

(In millions)	Low	High
Revenue	$2,025	$2,050
Growth Rate	3%	4%
Adjusted EBITDA	$380	$390
Margin	18.8%	19.0%

For the full-year 2021, organic revenue growth is expected across all service lines. Residential pest is expected to accelerate due to pricing realization and the lapping of lower summer sales units in 2020 due to COVID-19. Commercial pest is expected to increase the pace of organic growth as the economy continues to reopen. Termite and home services is expected to continue to grow despite an approximately $5 million impact in the second quarter the timing impact of revenue recognized for our monthly subscription-based termite offering.

The Company has increased its outlook for Adjusted EBITDA to between $380 and $390 million up from $365 to $380 million previously provided. This increase incorporates the partial flow-through of first-quarter favorability, expected teammate retention pressure from tighter labor markets, reduced termite damage claims expense, increased travel and investments in key operational capabilities.

The timing and frequency of new termite damage claims litigated case filings are difficult to predict. This guidance represents the Company’s best estimate of litigated case filings, but actual pace and volume could differ.

A reconciliation of the forward looking full-year 2021 Adjusted EBITDA outlook to net income is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

First-Quarter 2021 Earnings Conference Call

The Company will hold a conference call to discuss its financial and operating results at 8 a.m. central time (9 a.m. eastern time) on Thursday, May 6, 2021.

The Company invites all interested parties to join Chief Executive Officer Brett Ponton, Executive Vice President and Chief Financial Officer Bob Riesbeck, and Vice President of Investor Relations, FP&A and Treasurer Jesse Jenkins for an update on the Company's operational performance and financial results for the first quarter ended March 31, 2021. Participants may join this conference call by dialing 800.954.0656 (or international participants, +1.212.231.2905). Additionally, the conference call will be available via webcast. A slide presentation highlighting the Company’s results will also be available. To participate via webcast and view the presentation, visit the Company’s new investor relations home page at investors.terminix.com.

The call will be available for replay until June 5, 2021. To access the replay of this call, please call 800.633.8284 and enter reservation number 21993506 (international participants: +1.402.977.9140, reservation number 21993506). The webcast will also be available on the company’s investor relations home page.

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest management. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 11,400 teammates and 2.9 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com, or LinkedIn.com/company/terminix.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the Company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: the impact of reserves attributable to pending Litigated and Non-Litigated Claims for termite damages; future termite damage claim expenses above historical norms remaining within the ringfence estimate; implementation of Mobile Bay Formosan termite settlement remediation measures; the mitigating impact of the Mobile Bay Formosan termite settlement on future litigated termite damage claims; the impact of COVID-19 on our operations; lawsuits, enforcement actions and other claims by first parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, Adjusted Net Income, Adjusted earnings per share, free cash flow, free cash flow to Adjusted EBITDA conversion rate and organic revenue growth are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations, net earnings from discontinued operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income before: depreciation and amortization expense; acquisition-related costs; non-cash stock-based compensation expense; restructuring and other charges; net earnings from discontinued operations; provision (benefit) for income taxes; and interest expense. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted Net Income is defined as net income before: amortization expense; acquisition-related costs; restructuring and other charges; net earnings from discontinued operations; and the tax impact of the aforementioned adjustments. The Company’s definition of Adjusted Net Income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions.

(4) Free cash flow to Adjusted EBITDA conversion rate is defined as free cash flow divided by Adjusted EBITDA.

(5) Organic revenue growth is defined as revenue excluding revenue from acquired customers for 12 months following the acquisition date.

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenue	$471	$456
Cost of services rendered and products sold	270	279
Selling and administrative expenses	137	140
Amortization expense	10	9
Acquisition-related costs	1	1
Restructuring and other charges	6	4
Interest expense	12	23
Interest and net investment income	(1)	—
Income (Loss) from Continuing Operations before Income Taxes	37	(1)
Provision (benefit) for income taxes	11	(2)
Income from Continuing Operations	27	1
Net earnings from discontinued operations	—	13
Net Income	$27	$14
Total Comprehensive Income (Loss)	$49	$(36)
Weighted-average common shares outstanding - Basic	131.4	134.9
Weighted-average common shares outstanding - Diluted	131.9	135.1
Basic Earnings Per Share:
Income from Continuing Operations	$0.20	$0.01
Net earnings from discontinued operations	0.00	0.09
Net Income	0.20	0.10
Diluted Earnings Per Share:
Income from Continuing Operations	$0.20	$0.01
Net earnings from discontinued operations	0.00	0.09
Net Income	0.20	0.10

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	March 31,	December 31,
	2021	2020
Assets:
Current Assets:
Cash and cash equivalents	$484	$615
Receivables, less allowances of $24 and $25, respectively	182	206
Inventories	50	44
Prepaid expenses and other assets	167	145
Total Current Assets	882	1,010
Other Assets:
Property and equipment, net	172	182
Operating lease right-of-use assets	79	80
Goodwill	2,153	2,146
Intangible assets, primarily trade names, service marks and trademarks, net	1,102	1,111
Restricted cash	89	89
Notes receivable	31	31
Long-term marketable securities	14	14
Deferred customer acquisition costs	90	98
Other assets	76	75
Total Assets	$4,687	$4,837
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$96	$91
Accrued liabilities:
Payroll and related expenses	81	102
Self-insured claims and related expenses	71	76
Accrued interest payable	3	7
Other	108	99
Deferred revenue	108	102
Current portion of lease liability	17	17
Current portion of long-term debt	91	94
Total Current Liabilities	575	588
Long-Term Debt	823	826
Other Long-Term Liabilities:
Deferred taxes	356	346
Other long-term obligations, primarily self-insured claims	207	239
Long-term lease liability	94	96
Total Other Long-Term Liabilities	657	681
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 148,712,839 shares issued and 128,865,530 outstanding at March 31, 2021 and 148,400,384 shares issued and 132,080,845 shares outstanding at December 31, 2020)	2	2
Additional paid-in capital	2,370	2,359
Retained Earnings	868	841
Accumulated other comprehensive loss	(17)	(39)
Less common stock held in treasury, at cost (19,847,309 shares at March 31, 2021 and 16,319,539 shares at December 31, 2020)	(592)	(423)
Total Stockholders' Equity	2,631	2,741
Total Liabilities and Stockholders' Equity	$4,687	$4,837

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2021	2020
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$704	$368
Cash Flows from Operating Activities from Continuing Operations:
Net Income	27	14
Adjustments to reconcile net income to net cash provided from operating activities:
Net earnings from discontinued operations	—	(13)
Depreciation expense	18	19
Amortization expense	10	9
Amortization of debt issuance costs	1	1
Amortization of lease right-of-use assets	4	5
Deferred income tax provision	5	1
Stock-based compensation expense	6	4
Restructuring and other charges	6	4
Payments for restructuring and other charges	(2)	(1)
Acquisition-related costs	1	1
Payments for acquisition-related costs	(1)	(3)
Other	4	3
Change in working capital, net of acquisitions:
Receivables	18	(1)
Inventories and other current assets	(14)	5
Accounts payable	5	2
Deferred revenue	7	2
Accrued liabilities	(19)	(3)
Accrued interest payable	(4)	6
Current income taxes	5	—
Net Cash Provided from Operating Activities from Continuing Operations	75	55
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(6)	(9)
Business acquisitions, net of cash acquired	(22)	(26)
Origination of notes receivable	(15)	(7)
Collections on notes receivable	17	11
Net Cash Used for Investing Activities from Continuing Operations	(26)	(31)
Cash Flows from Financing Activities from Continuing Operations:
Payments of debt	(15)	(25)
Repurchase of common stock	(169)	(103)
Issuance of common stock	4	3
Net Cash Used For Financing Activities from Continuing Operations	(180)	(126)
Cash Flows from Discontinued Operations:
Cash provided from operating activities	—	11
Net Cash Provided from Discontinued Operations	—	10
Effect of Exchange Rate Changes on Cash	—	(2)
Cash (Decrease) During the Period	(131)	(94)
Cash and Cash Equivalents and Restricted Cash at End of Period	$573	$274

The following table presents reconciliations of net income to Adjusted Net Income:

	Three Months Ended
	March 31,
(In millions)	2021	2020
Net Income	$27	$14
Amortization expense	10	9
Acquisition-related costs	1	1
Restructuring and other charges	6	4
Net earnings from discontinued operations	—	(13)
Tax impact of adjustments	(4)	(4)
Adjusted Net Income	$40	$11
Weighted-average diluted common shares outstanding	131.9	135.1
Adjusted earnings per share	$0.30	$0.08

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow:

	Three Months Ended
	March 31,
(In millions)	2021	2020
Net Cash Provided from Operating Activities from Continuing Operations	$75	$55
Property additions	(6)	(9)
Free Cash Flow	$69	$45

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended
	March 31,

(In millions)	2021	2020
Net income	$27	$14
Depreciation and amortization expense	28	28
Acquisition-related costs	1	1
Non-cash stock-based compensation expense	6	4
Restructuring and other charges	6	4
Net earnings from discontinued operations	—	(13)
Provision for income taxes	11	(2)
Interest expense	12	23
Adjusted EBITDA	$90	$60